CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment 2 to Registration Statement No. 333-260637 on Form N-6 of our report dated March 31, 2022, relating to the financial statements of each of the sub-accounts comprising Allstate Life of New York Variable Life Separate Account A (the “Account”) appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 25, 2022